SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (this “Settlement”) is made as of this 14th day of September 2009, by and between Roundy’s Supermarkets, Inc., formerly known as Roundy’s, Inc. (“Roundy’s”), a Wisconsin corporation, and Nash Finch Company (“Nash Finch”), a Delaware corporation.

WHEREAS, on or about February 24, 2005, Roundy’s and Nash Finch executed an Asset Purchase Agreement (“APA”), effectuating the sale from Roundy’s to Nash Finch of the assets and associated business of two wholesale distribution centers located in Lima, Ohio, and Westville, Indiana, as well as various other assets as described in the APA. The parties subsequently executed an amendment to the APA, dated as of February 2, 2006.

WHEREAS, following the closing of the APA, Roundy’s asserted that a post-closing purchase price adjustment pursuant to Section 2.07 of the APA, as amended, resulted in an additional amount owing from Nash Finch to Roundy’s.

WHEREAS, following the closing of the APA, Nash Finch notified Roundy’s of certain claims it asserted against Roundy’s arising out of or relating to the APA and the negotiations leading to the APA, including, without limitation, certain indemnification claims under the APA.

WHEREAS, on or about February 11, 2008, Roundy’s filed an action against Nash Finch in the United States District Court for the Eastern District of Wisconsin, Case Number 08-C-0142, alleging a claim of breach of contract against Nash Finch, as set forth more specifically therein, relating to the post-closing purchase price adjustment under Section 2.07 of the APA as amended (the “Litigation”). As part of the Litigation, Nash Finch asserted certain counterclaims and amended counterclaims against Roundy’s arising out of or relating to the APA and the negotiations leading to the APA, including, without limitation, certain indemnification claims under the APA.

WHEREAS, the parties now desire to fully and finally settle and compromise their dispute and the Litigation.

NOW THEREFORE, in consideration of the mutual covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Immediately upon the execution of this Settlement, Roundy’s shall cause to be dismissed, with prejudice, its claims against Nash Finch in the Litigation. Additionally, and also immediately upon the execution of this Settlement, Nash Finch shall cause to be dismissed, with prejudice, its counterclaims against Roundy’s in the Litigation. The dismissals contemplated by this paragraph shall be by joint stipulation, each side to bear its own costs.

2. This Settlement is not and shall not in any way be construed as an express or implied admission by any party of any act of liability, fault, or wrongdoing whatsoever or an admission of a violation of any agreement, law, statute, rule or regulation, but is, instead, a compromise settlement of disputed claims made in order to avoid the expense, burden, and inconvenience of protracted litigation.

3. For purposes of this Settlement, the terms “Nash Finch Released Parties” or “Nash Finch Releasing Parties” shall mean Nash Finch, and each of its current and former affiliates, subsidiaries, parent corporations (in each case, whether direct or indirect), successors or assigns, divisions, predecessors, transferors, transferees, partners, trustees, members, officers, directors, employees, shareholders, representatives, insurers, agents, consultants, and attorneys, and all persons acting by, for, through, under or in concert with any of them. The terms “Roundy’s Released Parties” or “Roundy’s Releasing Parties” shall mean Roundy’s, and each of its current and former affiliates, subsidiaries, parent corporations (in each case, whether direct or indirect), successors or assigns, divisions, predecessors, transferors, transferees, partners, trustees, members, officers, directors, employees, shareholders, representatives, insurers, agents, consultants, and attorneys, and all persons acting by, for, through, under or in concert with any of them.

4. Nash Finch represents and warrants that it is the sole owner of any and all Released Claims that were or could have been made against the Roundy’s Released Parties, and that it has not heretofore assigned or transferred to any person or entity any right, claim, or interest in any of the claims released pursuant to paragraph 6 hereof.

5. Roundy’s represents and warrants that it is the sole owner of any and all Released Claims that were or could have been made against the Nash Finch Released Parties, and that it has not heretofore assigned or transferred to any person or entity any right, claim, or interest in any of the claims released pursuant to paragraph 7 hereof.

6. Nash Finch hereby unconditionally releases, acquits and forever discharges the Roundy’s Released Parties from any and all charges, complaints, claims, liabilities, obligations, controversies, damages, rights, suits, demands, actions, and causes of action (i) asserted, or that could have been asserted, in the Litigation, (ii) arising out of, relating in any way to, in connection with, or based upon any representations or warranties made in the APA or in the negotiations leading to the APA and/or (iii) all claims for attorneys’ fees and/or expenses, and all other common law or statutory causes of action related thereto (the “Nash Finch Released Claims”).

7. Nash Finch hereby covenants and agrees that it shall not now or hereafter institute, participate in, maintain or assert (either directly or indirectly, on its own behalf, derivatively or on behalf of any other person) any of the Nash Finch Released Claims, as set forth in paragraph 6, above, in any forum or in any manner against any of the Roundy’s Released Parties. Nash Finch hereby covenants and agrees that it shall indemnify and hold the Roundy’s Released Parties harmless from and against any claim, loss, damage, cost or expense, including, without limitation, attorneys’ fees, by reason of a breach by Nash Finch of any of the representations, warranties, and covenants made under this Settlement.

8. Roundy’s hereby unconditionally releases, acquits and forever discharges the Nash Finch Released Parties from any and all charges complaints, claims, liabilities, obligations, controversies, damages, rights, suits, demands, actions, and causes of action (i) asserted, or that could have been asserted, in the Litigation, (ii) arising out of, relating in any way to, in connection with, or based upon any representations or warranties made in the APA or in the negotiations leading to the APA and/or (iii) all claims for attorneys’ fees and/or expenses, and all other common law or statutory causes of action related thereto (the “Roundy’s Released Claims”).

9. Roundy’s hereby covenants and agrees that it shall not now or hereafter institute, participate in, maintain or assert (either directly or indirectly, on its own behalf, derivatively or on behalf of any other person) any of the Roundy’s Released Claims, as set forth in paragraph 8, above, in any forum or in any manner against any of the Nash Finch Released Parties. Roundy’s hereby covenants and agrees that it shall indemnify and hold the Nash Finch Released Parties harmless from and against any claim, loss, damage, cost or expense, including, without limitation, attorneys’ fees, by reason of a breach by Roundy’s of any of the representations, warranties, and covenants made under this Settlement.

10. Nothing in this Settlement shall preclude any action to enforce any of the terms of this Settlement. This Settlement shall be deemed to have been mutually prepared by the parties and shall not be construed against any of them by reason of authorship.

11. The parties expressly acknowledge that: they have read and voluntarily executed this Settlement; that none of the parties has been induced to sign this Settlement through any opinion or representation of fact made by the other party, except representations made under this Settlement; and that they are not relying on any such opinion or representation, except representations made expressly in this Settlement.

12. This Settlement is binding upon and shall inure to the benefit of, and with full right of enforcement by, the parties hereto, and their respective heirs, executors, administrators, personal representatives, predecessors, successors, assigns, subsidiaries, divisions, affiliates, ventures, parent companies, attorneys, agents, employees, officers, directors, trustees, associates, owners, partners, shareholders, members, and legal representatives.

13. This Settlement sets forth the sole and entire agreement between the parties hereto with respect to the subject matter hereof. This Settlement fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

14. This Settlement may be waived or modified only by a written agreement signed by each of the parties hereto.

15. THE PARTIES TO THIS SETTLEMENT HEREBY IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE THIS SETTLEMENT, AND HEREBY GIVE THEIR CONSENT THAT ANY SUCH ACTION WILL BE TRIED TO THE COURT WITHOUT A JURY.

16. This Settlement may be executed by facsimile and in identical counterparts, each of which shall constitute one and the same instrument.

17. Each party represents and warrants that it is duly authorized and has full power to execute this Settlement. Each signatory hereto represents and warrants that it is duly authorized and has full power to execute this Settlement on behalf of the party for which it is executing this Settlement.

18. Neither party hereto shall make, or cause to be made, any press release or public announcement concerning this Settlement Agreement that: (i) disparages the other party; (ii) contains any statement concerning the strengths or weaknesses of the parties’ respective claims and defenses in the Litigation; (iii) claims victory or defeat; and/or (iv) suggests that the existence or terms of the Settlement Agreement should be construed as an express or implied admission by any party of any act of liability, fault, or wrongdoing whatsoever or an admission of a violation of any agreement, law, statute, rule or regulation.  In addition, the parties agree that if they issue any written press release or other public statement announcing this Settlement Agreement, they will provide a copy of any such written press release or public announcement to the other side at least 24 hours prior to the release of the announcement.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement and Mutual Release on the day and year first above written.

ROUNDY’S SUPERMARKETS, INC. f/k/a ROUNDY’S, INC. By: /s/ Edward G. Kitz	NASH FINCH COMPANY By: /s/ Robert B. Dimond

Name: Edward G. Kitz Title: Group Vice President – Legal, Risk & Treasury	Name: Robert B. Dimond Title: Executive VP, CFO & Treasurer